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    CORESTATES FINANCIAL CORP AND SUBSIDIARIES

                                                                    EXHIBIT 12.2

    COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING OPERATIONS
    TO FIXED CHARGES OF CONTINUING OPERATIONS

    COMBINED CORESTATES (PARENT ONLY) AND CORESTATES CAPITAL CORPORATION

    Twelve Months Ended December 31, 1997
    -------------------------------------

     1. Income before income taxes and equity in undistributed
        income of subsidiaries...................................... $ 691,924


     2. Fixed charges - interest expense, amortization of debt
        issuance costs and one-third of rental expenses, net of
        income from subleases.......................................   218,404
                                                                     ---------

     3. Income before taxes, equity in undistributed income of
        subsidiaries, plus fixed charges............................ $ 910,328
                                                                     =========


     4. Ratio of earnings (as defined) to fixed charges
        (line 3/line2)..............................................     4.17%
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